Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: October 21, 2015
For Further Information Contact:
Donald E. Gibson
President and Chief Executive Officer
(518) 943-2600
donaldg@tbogc.com

GREENE COUNTY BANCORP, INC.
ANNOUNCES CASH DIVIDEND

Catskill, NY – October 21, 2015.  Greene County Bancorp, Inc. (NASDAQ-GCBC) today announced that its Board of Directors has approved the continuation of a quarterly cash dividend of $0.185 per share on the Company’s common stock. The dividend reflects an annual cash dividend rate of $0.74 per share.

The cash dividend for the quarter ended September 30, 2015 will be paid to shareholders of record as of November 13, 2015, and is expected to be paid on or about December 1, 2015.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC (the “MHC”), a federal mutual holding company which owns 54.6% of the Company’s outstanding common shares.  The MHC is waiving its receipt of this dividend.  The MHC received the approval of its members (depositors of The Bank of Greene County) and the non-objection of the Federal Reserve Bank of Philadelphia to waive the MHC’s receipt of quarterly cash dividends aggregating up to $0.80 per share to be declared by the Company for the four quarters ending December 31, 2015.

*            *            *

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  The Banks serve the market area currently concentrated around the areas within the Hudson Valley Region of New York.
(END)